Exhibit 97

OWENS & MINOR, INC. POLICY ON RECOUPMENT OF EXECUTIVE INCENTIVE COMPENSATION PURPOSE The Board of Directors (the “Board”) of Owens & Minor, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy to provide for the recoupment of certain executive compensation in the event that the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws (this “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules promulgated thereunder, and the listing standards of the national securities exchange on which the Company’s securities are listed. ADMINISTRATION This Policy shall be administered by the Our People & Culture Committee of the Board (the “OP&C Committee”). Any determinations made by the OP&C Committee shall be final and binding on all affected individuals. COVERED EXECUTIVES This Policy applies to the Company’s current and former executive officers (as determined by the OP&C Committee in accordance with Section 10D of the Exchange Act, the rules promulgated thereunder, and the listing standards of the national securities exchange on which the Company’s securities are listed) and such other senior executives and employees as the OP&C Committee may from time to time designate as subject to this Policy (“Covered Executives”). COVERED COMPENSATION For purposes of this Policy: • “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measures, including, but not limited to: (i) non-equity incentive plan awards that are earned solely or in part by satisfying a financial reporting measure performance goal; (ii) bonuses paid from a bonus pool, where the size of the pool is determined solely or in part by satisfying a financial reporting measure performance goal; (iii) other cash awards based on satisfaction of a financial reporting measure performance goal; (iv) restricted stock, restricted stock units, stock options, stock appreciation rights, performance share units and deferred stock that are granted or vest solely or in part on satisfying a financial reporting measure performance goal; and (v) proceeds from the sale of shares acquired through an incentive plan that were granted or vested solely or in part on satisfying a financial reporting measure performance goal. Compensation that would not be considered Incentive-Based Compensation includes, but is not limited to: (a) salaries; (b) Time-Based Compensation (which is defined and separately addressed below); (c) bonuses paid solely on satisfying subjective standards, such as demonstrating leadership, and/or completion of a specified employment period; (d) non-equity incentive plan awards earned solely on satisfying strategic or operational measures; and (e) discretionary bonuses or other compensation that is not paid from a bonus pool that is determined by satisfying a financial reporting measure performance goal. • A “financial reporting measure” is: (i) any measure that is determined and presented in accordance with the accounting principles used in preparing financial statements, or any measure derived wholly or in part from such measure, such as revenues, EBITDA, or net income and (ii) stock price and total shareholder return. Financial reporting measures include, but are not limited to: revenues; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); net assets or net asset value per share (e.g., for registered investment companies and business development companies that are subject to the rule); earnings before interest, taxes, depreciation and amortization; funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital, return on assets); earnings measures (e.g., earnings per share); sales per square foot or same store sales, where sales is subject to an accounting restatement; revenue per user, or average revenue per user, where revenue is subject to an accounting restatement; cost per employee, where cost is subject to an accounting restatement; any of such financial reporting measures relative to a peer group, where the issuer’s financial reporting measure is subject to an accounting restatement; and tax basis income. • “Time-Based Compensation” means any equity-based compensation that is subject to vesting based solely on continued employment or service. • “Covered Compensation” means, collectively, Incentive-based Compensation and Time-Based Compensation. RECOUPMENT OF INCENTIVE-BASED COMPENSATION In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each an “Accounting Restatement”), the OP&C Committee will require reimbursement or forfeiture of the Incentive-Based Overpayment (as defined below) received by any Covered Executive during the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three (3) completed fiscal years.

The amount to be recovered will be the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid (the “Incentive-Based Overpayment”). Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, as applicable, even if the payment or grant of the incentive-based compensation occurs after the end of that period. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Covered Compensation was received; and the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the exchange on which the Company’s securities are listed. RECOUPMENT OF TIME-BASED COMPENSATION In addition, in the event the Company is required to prepare an Accounting Restatement, the OP&C Committee will have the sole discretion to determine (i) whether to cause the Company to pursue reimbursement or forfeiture of any Time-Based Compensation subject to this Policy received by any Covered Executive during the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three (3) completed fiscal years, (ii) the amount of such Time-Based Compensation (or portion thereof) subject to reimbursement or forfeiture and (iii) the timing, amount, method, and form of any reimbursement, in each case, subject to applicable law and the terms of this Policy. In determining whether or not to cause the Company to pursue reimbursement or forfeiture of Time-Based Compensation under this Policy, the OP&C Committee will not be required to cause the Company to seek reimbursement or forfeiture if the OP&C Committee determines that it would not be in the best interests of the Company or the OP&C Committee determines that such reimbursement or forfeiture of Time-Based Compensation cannot be accomplished with reasonable efforts. In making such determinations, the OP&C Committee may take into account all facts and circumstances that it determines to be relevant. METHOD OF RECOUPMENT The OP&C Committee will determine, in its sole discretion, the method for recouping any Incentive-Based Overpayment and/or Time-Based Compensation hereunder which may include, without limitation: • requiring reimbursement of cash Covered Compensation previously paid;

• seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; • offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive; • cancelling outstanding vested or unvested equity awards; and/or • taking any other remedial and recovery action permitted by law, as determined by the OP&C Committee. LIMITATION ON RECOVERY; NO ADDITIONAL PAYMENTS The right to recovery will be limited to Incentive-Based Overpayments and/or Time-Based Compensation, as applicable, paid or distributed during the three (3) years prior to the date on which the Company is required to prepare an Accounting Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three (3) completed fiscal years. In no event shall the Company be required to award Covered Executives an additional payment if the restated or accurate financial results would have resulted in a higher Covered Compensation payment. NO INDEMNIFICATION The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Covered Compensation. INTERPRETATION The OP&C Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and the applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed. EFFECTIVE DATE This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Covered Compensation (including Covered Compensation granted pursuant to arrangements existing prior to the Effective Date). AMENDMENT; TERMINATION The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final rules or additional standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time.

OTHER RECOUPMENT RIGHTS The Board intends that this Policy will be applied to the fullest extent of the law. The OP&C Committee may require that any employment or service agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. IMPRACTICABILITY The OP&C Committee shall recover any Incentive-Based Overpayment in accordance with this Policy except to the extent that the OP&C Committee determines such recovery would be impracticable because: (i) The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; (ii) Recovery would violate home country law where that law was adopted prior to November 28, 2022; or (iii) Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. SUCCESSORS This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives. Approved by Board of Directors on 3/20/2023